APOLLO MEDICAL HOLDINGS APPOINTS NOEL DEWINTER CHIEF FINANCIAL OFFICER

Glendale, California, September 11, 2008 – Apollo Medical Holdings, Inc. (OTC-BB:AMEH), a leading provider of management services to medical groups that provide comprehensive hospital-based medical services, today announced the appointment of A. Noel DeWinter as Apollo’s Chief Financial Officer.

Mr. DeWinter brings over 30 years of finance, management and transactional experience to the Apollo team, including 10 years at Wahlco Environmental Systems, Inc. (NYSE: WES), which he joined in 1990 as chief financial officer and vice president. He was instrumental in Wahlco’s 1990 initial public offering on the New York Stock Exchange. Prior to joining Apollo, Mr. DeWinter most recently served as chief financial officer of Bridgetech Holdings International, Inc., a company focused primarily on the business of facilitating the transfer of medical drugs, devices and diagnostics from the United States to China and other international locations. He has also served as CFO of Capital Pacific Homes, Inc., a Newport Beach-based diversified residential and commercial real estate development company and Vilink Communications, Inc., a manufacturer of fiber-optic communications equipment. He also served in numerous financial positions with Global Marine, Inc., a NYSE offshore oil drilling and exploration company for 8 years and later as vice president of Houston-based Challenger Minerals, Inc, an oil and gas exploration company.

Mr. DeWinter holds a BA in Economics from Carleton College and an MBA from the Wharton School at the University of Pennsylvania.

“Noel has tremendous experience in the financial and operational realms, which will be invaluable to us as we build a robust business with long-term prospects.,” stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc.

“I am excited to join a pioneering company in a truly dynamic, new sector of the healthcare market,” stated DeWinter. “I think Apollo has tremendous potential. I look forward to working with the rest of the management team as we implement Apollo’s financial and operational strategies.”

About Apollo Medical Holdings, Inc.

Apollo is a leading provider of management services to medical groups that provide comprehensive hospital-based medical services. The company intends to capitalize on the growing market for hospital-based physicians, such as hospitalists, or physicians with expertise in hospital medicine. There are 4900 acute care hospitals in the U.S., with over 35 million annual admissions. Total U.S. spending on hospital care is over $650 billion, and is expected to increase to $1.3 trillion by 2016. There are tremendous inefficiencies in the delivery of inpatient care and a high rate of hospital errors. Both of these are drivers for the growth of hospital-based medicine. Apollo and its affiliated medical groups have proven expertise in providing excellent and efficient care to hospitalized patients.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company’s actual results, performance and achievement in the future to differ materially from forecasted results, performance and achievement. These risks and uncertainties are described in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectation.